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                                                                      EXHIBIT 11


                     WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

                    Computation of Earning per Average Share
                of Common Stock Assuming Full Dilution from Conversion
                  of the $4.60 and $4.36 Convertible Preferred Series
                                   (Unaudited)




                                                         Three Months Ended
                                                       Dec. 31,          Dec. 31,
                                                         1996              1995
                                                       --------         --------
                                               (Thousands, Except Per Share Data)


EARNINGS PER AVERAGE SHARE ASSUMING FULL DILUTION
Net Income                                             $ 37,424         $ 38,340

Dividends on preferred stock
    (excluding dividends on convertible
    preferred stock)                                        330              330
                                                       --------         --------

Net income applicable to common stock                  $ 37,094         $ 38,010
                                                       ========         ========

Average common shares  outstanding on a
    fully diluted basis assuming  conversion
    of the outstanding shares of the $4.60
    and $4.36 convertible preferred stock
    on October 1 of each year based on the
    applicable conversion price                          43,739           43,082
                                                       ========         ========


Earnings per average share of common stock
  assuming full dilution                               $    .85         $    .88
                                                       ========         ========

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Note:These  calculations  are submitted in accordance with  Securities  Exchange
     Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because no dilution results.



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